Exhibit 99.1

Better For You Wellness To Issue
Series A Preferred Shares For The Ideation Lab

Columbus, Ohio - October 11, 2023 - Better For You Wellness, Inc. (OTCQB: BFYW), a dynamic Ohio-based wellness company leading the way in plant-based, science-driven innovations within the thriving $1.5 trillion wellness industry, is pleased to announce a follow-up to its successful execution of the binding Membership Interest Purchase Agreement (MIPA) with The Ideation Lab, LLC (TIL) and its subsidiaries.

As part of the MIPA, the transaction, valued at $3,000,000, stipulated that The Ideation Lab shareholders would receive Series A Preferred Shares unless they completed and submitted the Consideration of Election Form by 5:00 pm EST on October 1, 2023. Since no TIL shareholder met these requirements, TIL shareholders will receive Series A Preferred Shares upon the transaction's closure. This strategic decision to issue Series A Preferred Shares was taken to minimize shareholder dilution.

Ian James, CEO of BFYW, expressed his enthusiasm about this transformative acquisition, stating, "This is an outstanding development for BFYW shareholders, as The Ideation Lab shareholders will unanimously receive Series A Preferred Shares, effectively minimizing dilution for BFYW Common Stock shareholders." James continued, "With the addition of The Ideation Lab and its flagship functional beverage brand, Stephen James Curated Coffee Collection, already achieving sales success at Kroger, coupled with its Hemp CBD infused line, and the numerous synergistic brands in development, we believe this acquisition holds tremendous potential to increase shareholder value and drive profitability in the near future."

Founded in 2019 and headquartered in Ohio, The Ideation Lab, LLC, has been a trailblazer in the wellness sector, setting new standards with its visionary approach. TIL's remarkable journey in centralized administrative operations has particularly excelled in the Functional Beverage sector. A crown jewel of TIL, The Jordre Well, and its Stephen James Curated Coffee Collection (SJCCC), a premium coffee brand, have already made significant waves in the market, securing sales channels at Kroger, Amazon, various resorts, retailers, and boutiques. SJCCC's Kroger sales span an impressive range of globally sourced whole bean dark, medium, and light roasts, with the Company's K-Cups and Nitro Cold Brew currently undergoing evaluation by multiple national retailers. TIL's strategic expansion plans include entry into other major grocery chains, retailers, and resorts, poised to amplify its market reach further. Its CBD coffee collection includes whole beans and ground coffee, with planned expansion into individual K-cup pods and canned Nitro Cold Brew. TIL's commitment to innovation spans multiple segments beyond Functional Beverages, including Skincare, Personal Care, Pet Lifestyle, and Women's Mental Wellness products.

The transaction is set to conclude by November 15, 2023. It will undergo a rigorous evaluation process, including a third-party fairness opinion and the submission of two years of audited financial statements, ensuring transparency and establishing a robust foundation for this groundbreaking development.

About Better For You Wellness:

Better For You Wellness, Inc. (OTC: BFYW) is an Ohio-based plant-based and science-focused wellness company dedicated to providing high-quality, innovative products that enhance well-being and promote a balanced lifestyle. Better For You Wellness is leading the way in the wellness industry with a solid commitment to clean beauty and natural ingredients. Learn more at https://BFYW.com.

Forward-Looking Statements

This press release may contain forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including "could," "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" and the negative of these terms or other comparable terminology. While these forward-looking statements and any assumptions upon which they are based are made in good faith and reflect our current judgment regarding the direction of our business, actual results may vary, sometimes materially, from any estimates, predictions, projections, assumptions, or other future performance suggested in this press release. Except as applicable law requires, we do not intend to update any forward-looking statements to conform these statements to actual results. Investors should refer to the risks disclosed in the Company's reports filed with SEC (https://www.sec.gov/).

Contact:
Better For You Wellness, Inc.
Ian James, CEO
investors@bfyw.com